Exhibit 99.1

MATERION CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2015 FINANCIAL RESULTS

MAYFIELD HEIGHTS, Ohio - February 18, 2016 - Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2015 financial results.

▪	Fourth quarter 2015 GAAP earnings were $0.33 per share, diluted. Adjusted fourth quarter earnings were $0.36 per share, diluted, in line with Company expectations.

▪	Full-year 2015 earnings were $1.58 per share, diluted. Adjusted earnings for 2015 were $1.60 per share, diluted, as compared to adjusted earnings per share of $1.67 in 2014.

▪	Net sales for the fourth quarter of 2015 were $214.0 million. Value-added sales were $143.4 million, 14% below fourth quarter 2014 value-added sales.

▪	Net sales for the full-year 2015 were $1.0 billion. Value-added sales were $617.2 million, 3% below 2014 value-added sales of $637.1 million.

▪	Value-added sales in 2015 from new products totaled $71.9 million, a 13% increase over the prior-year new product sales.

FOURTH QUARTER 2015 RESULTS

Net sales for the fourth quarter of 2015 were $214.0 million, compared to net sales of $288.4 million for the fourth quarter of 2014. Value-added sales were $143.4 million, 14% below value-added sales of $167.0 million for the fourth quarter of 2014.

The year-over-year decrease in value-added sales in the fourth quarter of 2015 is due primarily to weaker demand from customers tied to oil and gas exploration and weaker demand from Asian markets. Changes in foreign exchange rates negatively impacted value-added sales by 1% compared to fourth quarter 2014. Partially offsetting these headwinds was sales growth in the defense market both year over year and sequentially.

Operating profit in the fourth quarter of 2015 was $8.1 million. Adjusted operating profit, which excludes non-recurring legacy environmental and other expenses, totaled $8.9 million in the fourth quarter of 2015, 38% below the prior-year fourth quarter adjusted operating profit of $14.4 million. The decreased profits resulted primarily from lower sales levels and unfavorable exchange rate impacts, which were only partially offset by foreign currency hedge gains and reduced performance-based compensation expense.

Net income for the fourth quarter of 2015 was $6.7 million, or $0.33 per share, diluted. This compares to net income of $12.3 million, or $0.60 per share, diluted, for the fourth quarter of the prior year. Excluding special items in both periods, adjusted earnings for the fourth quarter of 2015 were in line with Company expectations of $0.36 per share compared to $0.51 per share for the fourth quarter of 2014.

FULL-YEAR 2015 RESULTS

Net sales for the full-year 2015 were $1.0 billion compared to net sales of $1.1 billion for 2014. Value-added sales for 2015 were $617.2 million, as compared to $637.1 million for 2014. The 3% decrease in value-added sales was driven by a $23.2 million reduction of sales into the oil and gas market and the strengthening of the U.S. dollar, which reduced value-added sales by $9.6 million compared to 2014 levels. Excluding these two headwinds, value-added sales grew 2% over the prior year, driven partially by growth in value-added sales from new products that totaled $71.9 million or 13% above prior-year new product value-added sales levels.

Adjusted operating profit for 2015 of $45.8 million was down 7% as compared to 2014 adjusted operating profit of $49.1 million. The decrease in operating profit was primarily driven by the 4% decrease in volume plus unfavorable impacts from exchange rates. Net income for the full-year 2015 was $32.2 million or $1.58 per share, diluted. Excluding special items in both periods, adjusted earnings were $32.7 million or $1.60 per diluted share as compared to $34.7 million or $1.67 per diluted share for 2014.

BALANCE SHEET

The balance sheet continued to strengthen with total debt at December 31, 2015 of $13.6 million, representing a reduction of $10.7 million from the prior year and ending with a net cash balance of $10.6 million. The Company generated $90.2 million in operating cash flow during 2015 and has significant available liquidity to support growth initiatives. Management’s focus on cash flow and working capital contributed to record levels of cash flow from operations, the highest level seen in the past twenty years. On December 18, 2015, the Company entered into an amendment to its $375.0 million revolving credit agreement that, among other things, extends the maturity date of the credit agreement from June 20, 2018 to December 18, 2020.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “2015 started strong, then in the second half, demand from customers in the oil and gas market and the broader Asian market dropped dramatically. I am proud of how our team responded to the adverse market conditions. Our successful execution in driving organic growth from our new product portfolio successfully offset a significant portion of the end-market and foreign exchange headwinds faced in 2015. Our new products delivered double-digit growth for the second consecutive year, and our pipeline of new products remains strong as we head into 2016. Additionally, aggressive actions taken on cost reductions were critical to achieving the results. I would also like to highlight that as we battled through the effects of the second half 2015 global manufacturing downturn we delivered much stronger results than in prior years when similar economic slowdowns occurred.”

BUSINESS SEGMENT REPORTING

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the fourth quarter of 2015 were $90.3 million compared to net sales of $112.3 million in the fourth quarter of 2014. Value-added sales were $78.4 million in the fourth quarter of 2015, down 17% compared to $93.9 million in the fourth quarter of 2014. The decline in value-added sales was due to a combination of factors, including weaker demand across a majority of key end markets, particularly oil and gas exploration and nuclear medical, the slowdown in Asia, and unfavorable foreign exchange rates. The decline was offset in part by a significant increase in demand for defense product applications, which were up $6.4 million over the fourth quarter of 2014.

Operating profit for the fourth quarter of 2015 was $2.9 million compared to prior-year fourth quarter operating profit of $9.9 million. The decline in operating profit was a result of a 22% decline in volume, unfavorable product mix, and the negative impact from exchange rate differences (net of foreign exchange hedge gains), offset partially by reduced performance-based compensation expense.

Advanced Materials

Advanced Materials’ net sales for the fourth quarter of 2015 were $87.4 million, compared to fourth quarter of 2014 net sales of $135.3 million. Value-added sales for the fourth quarter of 2015 were $39.8 million, as compared to $48.3 million for the fourth quarter of 2014. The 18% decline in the fourth quarter value-added sales compared to the same period last year was driven primarily from the weakness in Asia, and customers serving the consumer electronics and telecommunications infrastructure end markets. This weakness was offset in part by strength from the medical and defense end markets.

Operating profit for the fourth quarter of 2015 was $4.5 million, down 38% compared to operating profit of $7.2 million in the fourth quarter of 2014. The decline in operating profit is a result of lower sales volume and unfavorable product mix.

Other

The Other segment includes the operating results of the Precision Coatings group and unallocated corporate costs.

Within the Other segment, Precision Coatings’ net sales for the fourth quarter of 2015 were $36.4 million, which compares to net sales of $39.7 million for the fourth quarter of 2014. Value-added sales for the fourth quarter of 2015 were $26.4 million, compared to value-added sales of $26.5 million for the same period of 2014. Similar to the second and third quarter 2015 results, the year-over-year decline was driven by weaker demand in consumer electronics, particularly the Asia projector display market, offset by an 8% growth in medical end-market sales, the group’s largest end market.

Precision Coatings’ operating profit for the fourth quarter of 2015 was $3.0 million, up 20% over the $2.5 million of operating profit recognized in the same period of the prior year. Adjusted operating profit as a percent of value-added sales was 12%, up over 200 basis points above the same period last year. The improved profitability on lower sales volume is a result of improved product mix and lower operating costs.

OUTLOOK

The impact of the economic slowdown is most pronounced in our Performance Alloy and Composites segment, which houses both our end-market exposure to the oil and gas market and contains the majority of our foreign exchange exposure. In 2015, we were successful in offsetting a large portion of these headwinds with foreign exchange contract hedge gains totaling $6.2 million or approximately $0.20 per share.

While the favorable offsets of foreign exchange hedge gains realized in 2015 will not repeat in 2016, the Company forecasts business levels to pick up moving into the second and third quarters of 2016 as some of our new product sales and the long lead time orders in our Performance Alloys and Composites segment are expected to contribute to sequential improvements in profitability. The defense and medical end markets remain strong, and the Asia telecommunications end market demand has improved. However, the oil and gas market has shown no signs of recovery, nor is it clear that it has bottomed. Given these market conditions and our strategic growth platforms, Materion forecasts full-year 2016 earnings to be in the range of $1.30 - $1.55 per share, diluted.

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 4:00 p.m. Eastern Standard Time, February 18, 2016. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until March 4, 2016 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13628049. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2016;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, defense, telecommunications infrastructure, energy, commercial aerospace and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses; and

▪	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2014.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

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Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(In thousands except per share amounts)	Dec. 31, 2015	Dec. 31, 2014 (a)	Dec. 31, 2015	Dec. 31, 2014 (a)
Net sales	$214,039	$288,425	$1,025,272	$1,126,890
Cost of sales	170,944	232,628	834,492	920,987
Gross margin	43,095	55,797	190,780	205,903
Selling, general and administrative expense	28,363	35,902	129,941	136,487
Research and development expense	3,361	3,377	12,796	12,850
Other — net	3,307	2,155	2,775	(1,022)
Operating profit	8,064	14,363	45,268	57,588
Interest expense — net	557	655	2,450	2,787
Income before income taxes	7,507	13,708	42,818	54,801
Income tax expense (benefit)	792	1,441	10,660	12,670
Net income	$6,715	$12,267	$32,158	$42,131

Basic earnings per share:
Net income per share of common stock	$0.34	$0.61	$1.60	$2.06

Diluted earnings per share:
Net income per share of common stock	$0.33	$0.60	$1.58	$2.02

Cash dividends per share	$0.090	$0.085	$0.355	$0.335

Weighted-average number of shares of common stock outstanding
Basic	20,002	20,131	20,097	20,461
Diluted	20,278	20,516	20,402	20,852

(a) Prior year amounts have been revised to correct an error in stock compensation expense. Net Income for the quarter and twelve months ended December 31, 2014 was increased by $291 and $410, respectively.

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Dec. 31, 2015	Dec. 31, 2014 (a)
Assets
Current assets
Cash and cash equivalents	$24,236	$13,150
Accounts receivable	97,236	112,780
Inventories	211,820	232,409
Prepaid expenses	12,799	14,953
Deferred income taxes	—	13,402
Total current assets	346,091	386,694

Long-term deferred income taxes	25,743	17,991

Property, plant and equipment	833,834	800,671
Less allowances for depreciation, depletion and amortization	(570,205)	(553,083)
Property, plant and equipment—net	263,629	247,588
Intangible assets	13,736	18,559
Other assets	6,716	4,781
Goodwill	86,725	86,725
Total assets	$742,640	$762,338

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$8,998	$653
Accounts payable	31,888	36,239
Other liabilities and accrued items	49,529	59,151
Income taxes	2,373	3,144
Unearned revenue	3,695	4,879
Total current liabilities	96,483	104,066

Other long-term liabilities	18,435	18,203
Retirement and post-employment benefits	92,794	103,891
Unearned income	45,953	51,796
Long-term income taxes	1,293	1,750
Deferred income taxes	110	—
Long-term debt	4,615	23,613
Shareholders’ equity	482,957	459,019
Total liabilities and shareholders’ equity	$742,640	$762,338

(a) Prior year amounts have been revised to correct an error in stock compensation expense.

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	Dec. 31	Dec. 31
(In thousands)	2015	2014 (a)
Cash flows from operating activities:
Net income	$32,158	$42,131
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	35,120	35,173
Amortization of deferred financing costs in interest expense	654	795
Amortization of mine development costs	2,697	7,548
Stock-based compensation expense (non-cash)	5,491	4,815
Deferred tax (benefit) expense	4,368	(5,274)
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	14,777	(2,066)
Decrease (increase) in inventory	19,372	(30,412)
Decrease (increase) in prepaid and other current assets	2,139	(191)
Increase (decrease) in accounts payable and accrued expenses	(17,989)	6,164
Increase (decrease) in unearned revenue	(1,184)	4,401
Increase (decrease) in interest and taxes payable	(910)	1,161
Increase (decrease) in long-term liabilities	(8,923)	(7,348)
Other-net	2,458	3,384
Net cash (used in) provided from operating activities	90,228	60,281
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(29,505)	(29,312)
Payments for mine development	(22,585)	(1,247)
Proceeds from sale of property, plant and equipment	58	3,090
Other investments-net	—	(2)
Net cash used in investing activities	(52,032)	(27,471)
Cash flows from financing activities:
Proceeds from issuance (repayment) of short-term debt	(653)	(6,291)
Proceeds from issuance of long-term debt	78,000	33,332
Repayment of long-term debt	(88,000)	(38,945)
Principal payments under capital lease obligations	(759)	(666)
Cash dividends paid	(7,132)	(6,865)
Deferred financing costs	(838)	—
Repurchase of common stock	(7,129)	(22,282)
Issuance of common stock under stock option plans	—	359
Tax benefit from stock compensation realization	416	477
Net cash provided from (used in) financing activities	(26,095)	(40,881)
Effects of exchange rate changes	(1,015)	(1,553)
Net change in cash and cash equivalents	11,086	(9,624)
Cash and cash equivalents at beginning of period	13,150	22,774
Cash and cash equivalents at end of period	$24,236	$13,150

(a) Prior year amounts have been revised to correct an error in stock compensation expense.

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Fourth Quarter Ended						Year Ended
(In millions)	Dec. 31, 2015			Dec. 31, 2014			Dec. 31, 2015			Dec. 31, 2014
Net Sales
Performance Alloys and Composites	$90.3			$112.3			$394.8			$433.3
Advanced Materials	87.4			135.3			482.3			547.3
Other	36.4			41			148.2			146.3
Precision Coatings		36.4			39.7			148.4			147.7
Corporate		—			1.1			(0.2)			(1.4)
Total	$214			$288.4			$1,025.3			$1,126.9

Less: Pass-through Metal Cost
Performance Alloys and Composites	$11.9			$18.4			$59.7			$74.8
Advanced Materials	47.6			87			299.5			366.3
Other	11.2			16			48.9			48.7
Precision Coatings		10			13.2			46.6			45.3
Corporate		1.2			2.8			2.3			3.4
Total	$70.7			$121.4			$408.1			$489.8

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$78.4			$93.9			$335.1			$358.5
Advanced Materials	39.8			48.3			182.8			181
Other	25.2			24.8			99.3			97.6
Precision Coatings		26.4			26.5			101.8			102.4
Corporate		(1.2)			(1.7)			(2.5)			(4.8)
Total	$143.4			$167			$617.2			$637.1

Gross Margin			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$17.9		23%	$26.8		29%	$84.6		25%	$100.9		28%
Advanced Materials	15.5		39%	20.6		43%	72.1		39%	73.6		41%
Other	9.7		—	8.5		—	34.1		—	31.4		—
Precision Coatings		9.1	34%		9.6	36%		34.1	33%		33.3	33%
Corporate		0.6	—		(1.1)	—		—	—		(1.9)	—
Total	$43.1		30%	$55.8		33%	$190.8		31%	$205.9		32%

Operating Profit			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$2.9		4%	$9.9		11%	$23.6		7%	$33.3		9%
Advanced Materials	4.5		11%	7.2		15%	27.8		15%	32.7		18%
Other	0.7		—	(2.7)		—	(6.1)		—	(8.4)		—
Precision Coatings		3	11%		2.5	9%		7.5	7%		9.3	9%
Corporate		(2.3)	—		(5.2)	—		(13.6)	—		(17.7)	—
Total	$8.1		6%	$14.4		9%	$45.3		7%	$57.6		9%

	Fourth Quarter Ended						Year Ended
(In millions)	Dec. 31, 2015			Dec. 31, 2014			Dec. 31, 2015			Dec. 31, 2014
Special Items
Performance Alloys and Composites	$—			$—			$—			$—
Advanced Materials	—			—			—			(5.1)
Other	0.8			—			0.5			(3.4)
Precision Coatings		0.1			—			1.4			(2.5)
Corporate		0.7			—			(0.9)			(0.9)
Total	$0.8			$—			$0.5			$(8.5)

Operating Profit Excluding Special Items			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$2.9		4%	$9.9		11%	$23.6		7%	$33.3		9%
Advanced Materials	4.5		11%	7.2		15%	27.8		15%	27.6		15%
Other	1.5		—	(2.7)		—	(5.6)		—	(11.8)		—
Precision Coatings		3.1	12%		2.5	9%		8.9	9%		6.8	7%
Corporate		(1.6)	—		(5.2)	—		(14.5)	—		(18.6)	—
Total	$8.9		6%	$14.4		9%	$45.8		7%	$49.1		8%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Operating loss for Corporate for the fourth quarter and year ended December 31, 2014 was reduced by $0.5 million and $0.6 million respectively, to correct an error in stock compensation expense.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(In millions except per share amounts)	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
GAAP as Reported
Net Sales	$214	$288.4	$1,025.3	$1,126.9
Gross margin	43.1	55.8	190.8	205.9
Operating profit	8.1	14.4	45.3	57.6
Net income	6.7	12.3	32.2	42.1
EPS - Diluted	$0.33	$0.60	$1.58	$2.02

Reorganization costs (benefits)
Cost of goods sold	$0.1	$—	$0.8	$0.2
Selling, general and administrative	—	—	1.2	0.8
Other-net	—	—	—	(2.6)
Recovery from insurance and other litigation, net of expenses
Cost of sales	—	—	—	—
Selling, general and administrative	—	—	1.7	3.9
Other-net	0.7	—	(3.2)	(10.8)
Total special items	$0.8	$—	$0.5	$(8.5)
Special items - net of tax	$0.5	$—	$0.3	$(5.6)
Tax Special Item	$—	$(1.8)	$0.2	$(1.8)

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$143.4	$167	$617.2	$637.1
Gross margin	43.2	55.8	191.6	206.1
Gross margin % of VA	30.1%	33.4%	31.0%	32.4%
Operating profit	8.9	14.4	45.8	49.1
Operating profit % of VA	6.2%	8.6%	7.4%	7.7%
Net income	7.2	10.5	32.7	34.7
EPS - Diluted	$0.36	$0.51	$1.60	$1.67

Attachment 6
Materion Corporation
Value-added sales by Market
(Unaudited)

(in millions)

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2015	Dec. 31, 2014	% Change	Dec. 31, 2015	Dec. 31, 2014	% Change
Materion Corporation
Consumer Electronics	$35.9	$44.8	(20.0)%	$161.4	$178	(9.0)%
Industrial Components	20.5	21.8	(6.0)%	94.4	86	10.0%
Medical	19	20.9	(9.0)%	73.1	75.9	(4.0)%
Defense	15.5	8.8	76.0%	49.4	35.7	38.0%
Automotive Electronics	10.7	13.8	(22.0)%	54.0	55.7	(3.0)%
Energy	7.9	15.7	(50.0)%	37.4	54	(31.0)%
Telecom Infrastructure	7.2	11.7	(38.0)%	35.1	40.7	(14.0)%
Other	26.7	29.5	(9.0)%	112.4	111.1	1.0%
Total	$143.4	$167.0	(14.0)%	$617.2	$637.1	(3.0)%
Performance Alloy and Composites
Consumer Electronics	$12.8	$15.6	(18.0)%	$58.9	$64.1	(8.0)%
Industrial Components	14.9	16.7	(11.0)%	69.9	65.1	7.0%
Medical	1.6	5.1	(69.0)%	6.3	16.3	(61.0)%
Defense	11.2	4.8	133.0%	31.1	20.2	54.0%
Automotive Electronics	10.2	13.1	(22.0)%	50.2	53.8	(7.0)%
Energy	4.8	12.8	(63.0)%	22.8	42	(46.0)%
Telecom Infrastructure	5.6	8.8	(36.0)%	25.9	30.5	(15.0)%
Other	17.3	17	2.0%	70	66.5	5.0%
Total	$78.4	$93.9	(17.0)%	$335.1	$358.5	(7.0)%
Advanced Materials
Consumer Electronics	$17.9	$23	(22.0)%	$83.3	$87.1	(4.0)%
Industrial Components	4.5	4.3	5.0%	20.8	17.9	16.0%
Medical	2.9	2.4	21.0%	11.2	9.1	23.0%
Defense	1.4	1.2	17.0%	6.4	5.1	25.0%
Automotive Electronics	—	—	—%	—	—	—%
Energy	3.1	2.9	7.0%	14.6	12	22.0%
Telecom Infrastructure	1.6	2.9	(45.0)%	9.2	10.2	(10.0)%
Other	8.4	11.6	(28.0)%	37.3	39.6	(6.0)%
Total	$39.8	$48.3	(18.0)%	$182.8	$181	1.0%
Other
Consumer Electronics	$5.2	$6.2	(16.0)%	$19.2	$26.8	(28.0)%
Industrial Components	1.1	0.8	38.0%	3.7	3	23.0%
Medical	14.5	13.4	8.0%	55.6	50.5	10.0%
Defense	2.9	2.8	4.0%	11.9	10.4	14.0%
Automotive Electronics	0.5	0.7	(29.0)%	3.8	1.9	100.0%
Energy	—	—	—%	—	—	—%
Telecom Infrastructure	—	—	—%	—	—	—%
Other	1.9		11.0%	5.1	5.0	2.0%
Total	$25.2	$24.8	2.0%	$99.3	$97.6	2.0%